Exhibit 21.1

Subsidiaries of the Registrant

Subsidiary	Jurisdiction of Incorporation or Organization
SG Building Blocks, Inc.	Delaware
SG Residential, Inc.	Delaware
SG Blocks Puerto, Inc.	Puerto Rico
SG Echo, LLC	Delaware
Clarity Mobile Venture, LLC	Delaware
SGB Development Corp.	Delaware